Exhibit 99.1

Health Assurance Acquisition Corp. Announces the Separate Trading of its shares of Class A Common Stock and Warrants Commencing January 4, 2021

San Francisco – December 30, 2020 – Health Assurance Acquisition Corp. (Nasdaq: HAACU) (the “Company”) today announced that, commencing January 4, 2021, holders of the SAILSM securities sold in the Company’s initial public offering of SAILSM securities, completed on November 17, 2020, may elect to separately trade the shares of Class A common stock and warrants included in the SAILSM securities. Those SAILSM securities not separated will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “HAACU,” and the shares of Class A common stock and warrants that are separated will trade on Nasdaq under the symbols “HAAC” and “HAACW,” respectively. Holders of SAILSM securities will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the SAILSM securities into shares of Class A common stock and warrants.

The SAILSM securities were initially offered by the Company in an underwritten offering. Morgan Stanley acted as lead bookrunning manager for the offering and AmeriVet Securities acted as co-manager for the offering. A registration statement relating to the SAILSM securities and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on November 12, 2020.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, New York 10014.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact

Ronda Scott
General Catalyst
rscott@generalcatalyst.com
650-618-5900

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